EXHIBIT 99.1

For Immediate Release

Contacts:	Dana Lengkeek
McAfee, Inc.
dana_lengkeek@mcafee.com
(408) 346-5184

Kelly Delaney
Porter Novelli
kelly.delaney@porternovelli.com
(415) 975-2229

MCAFEE, INC. COMPLETES SALE OF SNIFFER TECHNOLOGIES TO NETWORK GENERAL
CORPORATION

SANTA CLARA, Calif., July 16, 2004 – McAfee, Inc. (NYSE: MFE), the leading provider of intrusion prevention solutions, today announced that it has completed the sale of the Sniffer Technologies business to Network General Corporation, a newly formed company controlled by Silver Lake Partners and Texas Pacific Group. After giving effect to the initial closing date working capital adjustment, the total consideration being received is approximately $235 million (consisting of approximately $217 million in cash and $18 million in pre-closing Sniffer receivables being retained by McAfee).

     Network General Corporation will continue to develop and support the Sniffer Technologies network management products. With the sale, approximately 470 McAfee employees will be leaving to join the new company.

     “McAfee has been in the process of a strategic transformation and the completed Sniffer divestiture is a significant step forward,” said George Samenuk, chairman and chief executive officer of McAfee, Inc. “We believe McAfee customers, shareholders and employees will benefit from the new streamlined company that is focused on delivering best-of-breed intrusion prevention solutions.”

About McAfee, Inc.

With headquarters in Santa Clara, Calif., McAfee, Inc. (NYSE: MFE) creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. McAfee’s customers span large enterprises, governments, small and medium sized businesses, and consumers. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com/.

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NOTE: Network Associates and McAfee are either registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the United States and/or other countries. Red in connection with security is distinctive of McAfee®. All other registered and unregistered trademarks herein are the sole property of their respective owners. ©2004 Networks Associates Technology, Inc. All Rights Reserved.

Forward-Looking Statements

The foregoing contains forward-looking statements including those regarding the progress made in McAfee’s strategic transformation and the related customer, shareholder and employees benefits expected from the Sniffer sale. Actual results may vary, perhaps materially, from those contained in the forward-looking statements. The total transaction consideration may change based on the final determination of the closing date Sniffer receivables and other working capital amounts. Also, among other things, McAfee may not achieve the desired savings or other related benefits from its ongoing transformation, including the completed Sniffer sale, on a timely basis or at all; McAfee product revenues may be adversely impacted as a result of the transfer to Network General of a significant number of the members of the McAfee sales force who have historically also sold McAfee products; McAfee’s business, including its sales force and internal finance and IT operations, may be disrupted or otherwise strained due to company cost saving measures and post-closing obligations to provide transitional and other support services to Network General. The company’s business is subject to numerous risks and uncertainties. More information on risks and uncertainties related to the company and its business may be found in filings with the SEC.